     As filed with the Securities and Exchange Commission on October 2, 2002
                                          Registration Statement No. 333-_______


                    U. S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 LIQUIDIX, INC.
                 (Name of small business issuer in its charter)

            Florida                        3399                  80-0000714
            -------                        ----                  ----------
(State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
 incorporation or organization)     Industrial Employer      Identification No.)
                                 Classification Code Number)

 16929 E. Enterprise Drive, #206, Fountain Hills, Arizona 85268, (480) 816-6140
 ------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

         16929 E. Enterprise Drive, #206, Fountain Hills, Arizona 85268
         --------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                         Mr. Perry E. Barker, President
                                 Liquidix, Inc.
                         16929 E. Enterprise Drive, #206
                          Fountain Hills, Arizona 85268
                          -----------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:

                             Gregory Sichenzia, Esq.
                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                  CALCULATION OF REGISTRATION FEE
------------------------------- -------------------- ---------------- ------------------ --------------------
                                                        Proposed      Proposed maximum
                                                         maximum          aggregate           Amount of
    Title of each class of         Amount to be      offering price    offering price     registration fee
 securities to be registered        registered        per share (1)          (1)                 (2)
------------------------------- -------------------- ---------------- ------------------ --------------------
Common stock, $.0001 par value            5,370,370            $0.18        $859,259.26               $79.05
------------------------------- -------------------- ---------------- ------------------ --------------------
                         Total            5,370,370                         $859,259.26               $79.05
------------------------------- -------------------- ---------------- ------------------ --------------------

(1) Pursuant to a subscription agreement between us and the selling security holder, we are required to register a sufficient number of shares so that upon conversion of our 8% convertible note the selling security holder could resell all registered securities. In addition, pursuant to the subscription agreement of the selling security holder, we are registering 200% of the number of shares issuable upon conversion of the 8% convertible note, based upon the current market price of the common stock. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon conversion of the notes.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the closing bid price on the OTC Bulletin Board on September 20, 2002.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                 LIQUIDIX, INC.

                      5,370,370 shares of our common stock

         Up to 5,370,370 shares of our common stock are being offered by a selling security holder. We will not receive any of the proceeds from the sale of common stock by the security holder.

         We have agreed to pay all of the expenses related to this offering, but the security holder will pay sales or brokerage commissions or discounts with respect to sales of their shares.

         The security holder may elect to sell shares of common stock described in this prospectus through brokers at the price prevailing at the time of sale or at negotiated prices. The common stock may also be offered in block trades, private transactions or otherwise at prices to be negotiated. The selling stockholder is deemed an underwriter of the shares of common stock, which they are offering.

         Our common stock is traded on the OTC Bulletin Board under the symbol "LQDX." On September 20, 2002, the closing bid price for our common stock was approximately $0.18 per share.

                          ----------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------



                          Prospectus dated as of , 2002

                                TABLE OF CONTENTS
                                -----------------




SECTION                                                              PAGE NUMBER
-------                                                              -----------

Prospectus Summary                                                             3
Risk Factors                                                                   4
Use of Proceeds                                                               10
Market for Common Stock                                                       10
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       11
Description of Business                                                       15
Management                                                                    21
Security Ownership of Certain Beneficial Owners and Management                24
Certain Transactions with Officers and Directors                              25
Selling Security Holder                                                       26
Plan of Distribution                                                          29
Description of Securities                                                     31
Legal Matters                                                                 32
Experts                                                                       32
Index to Financial Statements                                                F-1

                               PROSPECTUS SUMMARY


OUR BUSINESS

         Liquidix, Inc. through its British based subsidiary, Advanced Fluid Systems, Ltd., is principally engaged in developing, manufacturing and marketing products based on or derived from its ferrofluid technology. Ferrofluids are stable magnetic liquids that can be precisely positioned or controlled with a magnetic force. Ferrofluids consist of molecular-sized magnetic particles that are surface treated so that they can be dispersed in various fluids, usually a synthetic lubricating oil. Ferrofluids are designed to have a choice of properties such as viscosity, magnetic strength and vapor pressures to perform numerous specific functions such as sealing, sensing, lubricating, damping and heat transfer. We currently sell our industrial products to the semiconductor industry, the vacuum industry and original equipment manufacturers.

         Our principal offices are located at 16929 E. Enterprise Drive, #206, Fountain Hills, Arizona 85268, and our telephone number is (480) 816-6140. Liquidix was formed under the laws of the state of Florida.


THIS OFFERING


Shares of common stock outstanding prior to this offering...........13,106,406**

Shares offered in this prospectus.....................................5,370,370*

Total shares outstanding after this offering........................18,476,776**

Use of proceeds.................  We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.


*Includes 200% of the shares issuable upon conversion of all of the debentures.

**Does not include 5,791,714 shares registered for resale on a prior effective registration statement.

RISK FACTORS

         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE.


         WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES WHICH WILL COMPEL US TO SEEK ADDITIONAL CAPITAL.

         For the fiscal year ended March 31, 2002, we sustained a loss before other income (expense) of approximately $(623,290). As of March 31, 2002, we had working capital of $220,440 and a stockholders' equity of $537,729. Future losses are anticipated to occur. We continue to have insufficient cash flow to grow operations and we cannot assure you that we will be successful in reaching or maintaining profitable operations. If we are unable to raise additional funds when necessary, we may have to reduce planned expenditures, scale back our product developments, sales or other operations, lay-off employees and enter into financing arrangements on terms that we would not otherwise accept or be forced into insolvency.


         THE EARLY DEVELOPMENT STATE OF CERTAIN OF OUR PRODUCTS WHICH ARE UNPROVEN MAY REQUIRE SUBSTANTIAL ATTENTION OF MANAGEMENT, RESULTING IN ADDITIONAL LOSSES.

         We are in the process of developing a number of new product types. However, we cannot assure you that we will develop and implement successful marketing strategies for these new products. We cannot assure you that this technology will gain market acceptance or not become obsolete in the future. The development of these new products requires significant attention by management and do not presently provide additional revenue. Heightened focus of management on such products may cause a decline in the revenues or margins of our business and an increase of financial losses.


         RAPID TECHNOLOGICAL CHANGES MAY CAUSE US TO INCUR SIGNIFICANT ADDITIONAL EXPENSES WHICH WERE NOT ANTICIPATED.

         As with all businesses predicated on technological innovation, the risk of premature obsolescence exists. This refers to the phenomena that new technologies become widely adopted but become obsolete before their expected economic life expires. The success of our business depends on our ability to offer the most advanced products. If a superior technology were to provide substantial advantages over our products, this would have a significant adverse effect on our profitability, operational effectiveness and capital requirements.

         WE MUST RELY ON OUR STRATEGIC PARTNERS TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, THE FAILURE OF WHICH WOULD DETRACT FROM THE MARKETABILITY OF OUR PRODUCTS.

         The markets for ferrofluids products are characterized by rapidly changing technology, evolving industry standards, merging competition and frequent new services, and other product introductions. We must rely on our strategic partners to keep pace with technological change. There can be no assurance that our strategic partners can successfully identify new service opportunities or products and develop and bring new products and services, if any, to market in a timely and cost effective manner. We also cannot assure that software, services, products or technologies developed by others will not render the services, technologies or products of our strategic partners less competitive or obsolete. In addition, there can be no assurance that any product or service developments will achieve or sustain market acceptance or be able to effectively address the compatibility and operability issues raised by technological changes or new industry standards.


         WE HAVE A LIMITED PRODUCT RANGE WHICH MUST BE EXPANDED OR WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE IN OUR INDUSTRY.

         To effectively compete in our industry, we need to continue to expand our business and product line and generate greater revenues so that we have the resources to timely develop new products. We must continue to market our products and services through our direct sales force and expand our e-commerce distribution channels. At the present time, we have no other products in the development process. We cannot assure you that we will be able to grow sufficiently to provide the range and quality of products and services required to compete.


         WE OPERATE A SUBSTANTIAL PORTION OF OUR BUSINESS OUTSIDE THE UNITED STATES WHICH SUBJECTS US TO ADDITIONAL LAWS, POLITICAL ENVIRONMENTS, ECONOMIC RISKS AND CURRENCY FLUCTUATIONS WHICH COULD CAUSE UNANTICIPATED LOSSES.

         A substantial portion of our business operations are conducted in England and our products are sold throughout other countries. Certain international business risks arise from the nature of such operations. These include exposure to periodically volatile foreign political, economic, monetary and currency conditions. Compliance with foreign law and regulations as well as issues relating to the conduct of day-to-day business in business environments employing foreign languages and reflecting foreign cultures, which combine to create additional elements of risk. Additional international considerations include high travel costs as well as time and distance barriers in the management and development of the business. In addition, we may be subject to currency fluctuations under certain circumstances. As a result of the foregoing, we may incur significant additional expenses which are not currently anticipated.

         WE HAVE FEW PROPRIETARY RIGHTS, THE LACK OF WHICH MAY MAKE IT EASIER FOR OUR COMPETITORS TO COMPETE AGAINST US.

         We attempt to protect our limited proprietary property through patents, copyright, trademark, trade secret, nondisclosure and confidentiality measures. Such protections, however, may not preclude competitors from developing similar technologies.


         OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

         In their report dated July 1, 2002, our independent auditors stated that our financial statements for the year ended March 31, 2002 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of a loss for the year ended March 31, 2002 in the amount of $1,139,529 and an accumulated deficit of $2,712,884 as of March 31, 2002 compared to an accumulated deficit of $1,575,355 at March 31, 2001. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.


         "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR STOCK, WHICH MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

         The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share. Our common stock is currently subject to these rules that impose additional sales practice requirements. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose:

         o the commission payable to both the broker-dealer and the registered representative,
         o        current quotations for the securities, and
         o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.


         IF WE ARE REQUIRED FOR ANY REASON TO REPAY AND AGGREGATE OF $550,000 IN CONVERTIBLE NOTES WE ISSUED IN MAY AND AUGUST 2002, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE NOTE, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

         In May and August 2002, we issued an aggregate of $550,000 in principal amount of convertible notes. The convertible notes are due and payable, with 8% interest, in May 2004 and August 2004, unless sooner converted into shares of our common stock. In addition, any event of default as described in the convertible notes could require the early repayment of the convertible notes, including a default interest rate of 15% on the outstanding principal balance of the note if the default is not cured within the specified grace period. We anticipate that the full amount of the convertible notes, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible notes. If we are required to repay the convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action would require us to curtail or cease operations.

         THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

         The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible notes, based on market prices 25%, 50% and 75% below the market price, as of September 20, 2002 of $0.18.

                                            With               Number of Shares        Percentage of
% Below Market     Price Per Share     Discount of 40%            Issuable           Outstanding Stock
--------------     ---------------     ---------------            --------           -----------------

         25%             $.135                $.081               3,580,246                 19%
         50%             $.090                $.054               5,370,370                 26%
         75%             $.045                $.027              10,740,740                 41%


         As illustrated, the number of shares of common stock issuable upon conversion of our convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.


         THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE NOTE AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible note and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

         THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES MAY ENCOURAGE THE INVESTORS TO MAKE SHORT SALES OF OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The convertible notes are convertible into shares of our common stock at a 40% discount to the trading price of the common stock either prior to the issuance of the notes or prior to the conversion, whichever is lower. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of our common stock could encourage short sales by the selling stockholder or others. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which would cause the further downward pressure on the stock price.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered by this prospectus. We are solely responsible for the expenses of this offering, which are estimated at $25,000.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is currently traded on the OTC Bulletin Board under the symbol "LQDX." The following charts indicate the high and low sales price for the common stock for each fiscal quarter between September 2000 and June 2002, as quoted on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

         -------------------------- ----------------------------------
                                                 Price $
               Quarter Ended              High              LOW
         -------------------------- ----------------- ----------------
                September 2000             0.97           0.38
                December  2000             0.56           0.03
                    March 2001             0.06           0.02
                     June 2001             0.03           0.01
                September 2001             2.90           0.01
                 December 2001             4.43           1.74
                    March 2002             2.33           1.20
                     June 2002             1.72           0.24
               September 2002*              .49            .13

         -------------------------- ----------------- ----------------

         * As of September 20, 2002.

         All prices reflect a 1-for-200 reverse stock split which was effected in September 2001. As of September 20, 2002, management believes there to be approximately 263 holders of record of our common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "risk factors" and "business." our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

INTRODUCTION

         Although we incurred a significant loss in the current year we believe that the introduction of our new generation of improved products to the consumer products industry, provides an expectation that we will achieve profitability during fiscal year 2003. The past year had an increase in financial and operational overhead due to the merger with Advanced Fluid Systems, Inc. on September 26, 2001.

RESULTS OF OPERATIONS

PERIOD ENDED JUNE 30, 2002 COMPARED TO PERIOD ENDED JUNE 30, 2001

         Revenues for the first quarter ended June 30, 2002 were $685,892 as compared to $633,685 for the same period ended 2001. The increase in sales, in the amount of 52,207, or 8% was due to some product deliveries on hold being called for and delivered. However the technology sector is continuing with its downturn as there has been no significant increase in product orders.

         Cost of sales for the three months ended June 30, 2002 were $335,817 as compared to $387,601 in 2001. As of percentage of sales, cost of sales decreased from 61% for 2001 to 55.8% for 2002. The decrease was primarily due to the decrease in salaries and packaging and shipping charges.

         General and administrative expenses were $443,221 for June 30, 2002 as compared to $372,053 for June, 2001. As of percentage of sales, general and administrative expenses increased by 5.9%. This was primarily due to the issuance of common stock for consulting fees.

         For the three months ended June 30, 2002, we incurred a net operating loss of $121,473 or less than one cent per share compared to a net operating loss of $126,920 or less than one cent per share for the three month period ended June 30, 2001. The loss for June 30, 2001 was primarily due to decreased sales with lower profit margin.

IMPACT OF INFLATION

         We do not believe that inflation will have any material impact on the commercial activities for the ensuing year, as our products do not fall under categories that are traditionally affected.

YEAR ENDED MARCH 31, 2002 COMPARED TO PERIOD ENDED MARCH 31, 2001

         The following table sets forth statement of operations data expressed as a percentage of sales for the year ended March 31, 2002 and the fifteen-month period ended March 31, 2001:

                                                    2002                2001
                                                ------------     -------------

         Sales                                         100%              100%
         Cost of Sales                                  58%               50%
         Gross Profit                                   42%               50%
         General & Administrative Expenses              69%               33%
         Income (loss) from Operations                 (27%)              16%
         Interest Income                                 0%                0%
         Interest Expense                                1%                0%
         Other income (expense)                        (22%)               0%
         Net income (loss)                             (49%)              16%

         Revenues for the year ended March 31, 2002 were $2,312,579 as compared to $4,882,402 for the fifteen-month period ended 2001. The decrease in sales, in the amount of $2,569,823, or 53% was due to a downturn in the technology sector.

         Cost of sales for the year ended March 31, 2002 were $1,336,082 as compared to $2,459,887 in 2001. As of percentage of sales, cost of sales increased from 50% for 2001 to 58% for 2002. The increase was primarily due to the lower purchasing volume caused by the lower sales volume.

         General and administrative expenses were $1,599,787 for 2002 as compared to $1,634,875 for 2001. As of percentage of sales, general and administrative expenses increased from 33% for 2001 to 69% for 2002. The increase was primarily due the inclusion of the operations of our wholly owned subsidiary from the date of acquisition, October 1, 2001, and a one-time charge of $305,000 from the issuance of common stock for consulting services.

         For the year ended March 31, 2002, we incurred a net operating loss of $1,139,529 or $0.04 per share compared to net operating income of $767,391 or $0.03 per share for the fifteen month period ended March 31, 2001. The net loss resulted primarily from the inclusion of general and administrative expenses of our wholly owned subsidiary from the date of acquisition, October 1, 2001 and the recording of an impairment loss of $500,000 in relation to a license agreement during the fiscal year ended March 31, 2002.

LIQUIDITY AND CAPITAL RESERVES

         The primary roadblock facing our plans for growth is our need for capital. We are actively seeking additional capital resources through the sale of equity. With additional capital resources we expect to be able to expand our services and products. At the present time we have adequate working capital for our immediate business. Additional capital is needed for any and all expansion. We have no long-term debt, which assists in not needing additional immediate working capital. Historically, the Company's primary source of cash has been from operations and debt financing by related parties. Cash used by operating activities during the first quarter ending June 30, 2002 was $253,536, primarily the result of increases in accounts receivable, inventory and a decrease in accrued liabilities in the amounts of $166,405 and $28,371 and $21,032 respectively. Cash provided by operating activities during the first quarter of 2001 was $141,842, primarily the result of the decrease in accounts receivable, inventory and other assets in the amounts of $134,197, $24,973 and $31,345 respectively.

         Cash used in investing activities during the first quarter of 2002 was $5,866 related to the purchase of property and equipment.

         Cash provided by financing activities during the first quarter of 2002 was $117,000 related primarily to proceeds received from a note payable. Cash used in financing activities during the first quarter 2001 amounted to $197,729 related primarily to the repayment of notes payable.

PLAN OF OPERATIONS FOR FISCAL YEAR 2003

         We anticipate that as sales increase we will achieve profitability during fiscal year 2003. Future activities will be directed towards expanding existing markets for our products and penetrating new markets. We currently have operations in the United States and in Great Britain. Future expansion plans will move us into the Pacific Rim. Advanced Fluid Systems, Ltd., our subsidiary has received a patent in Europe and the United States for its controllable fluid damper. This special damper acts as a shock absorber. Instead of using a metal coil spring, it uses the controllable fluid to soften the jolting effect felt now with a conventional shock absorber. Prototypes and some additional testing are needed before this product is marketable. Discussions have been held with a major manufacturer to joint venture the final developing.

         We do not manufacture our own magnetic fluid or controllable fluid for production. Our present supplier of fluid has approached us with the possibility of purchasing their company. The purchase of this company would eliminate any probability of the loss of a critical part of our production process. We are in active talks with our fluid supplier and terms should be worked out for the purchase before the end of the year. The damper and purchase of our fluid supplier will be put into operation if adequate funding is received. We have sufficient cash flow to manage the day-to-day operations of completing all ongoing orders. We have agreed upon terms with a private investor for funding.

         In addition, we have entered into various consulting agreements to advise and consult with the Company on certain business and financial matters in foreign markets and for business development advisory services.

                                    BUSINESS

GENERAL

         We were formed in New York on June 28, 1996 under the name Learners World, Inc. with the intent to own and operate facilities for the care, education and recreation of children. On September 26, 2001, pursuant to a Stock Purchase Agreement and Share Exchange between Learners World, Inc., a Florida corporation and Liquidics, Inc. a Nevada corporation, Learners World acquired all of the shares of Advanced Fluid Systems, Inc. from Liquidics. Pursuant to the terms of the Agreement, Liquidics sold Advanced Fluid to Learners World and paid $400,000 to Learners World in consideration for the issuance of 27,000,000 Learners World shares to the Liquidics shareholders. Pursuant to the Agreement, Advanced Fluid became our wholly owned subsidiary. In addition, we changed our name to Liquidix, Inc. and redomesticated in the State of Florida.

         We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

         Liquidix, through its British based subsidiary, Advanced Fluid Systems, Ltd., is principally engaged in developing, manufacturing and marketing ferrofluids and products based on or derived from its ferrofluid technology. Ferrofluids are stable magnetic liquids that can be precisely positioned or controlled with a magnetic force. Ferrofluids consist of molecular-sized magnetic particles that are surface treated so that they can be dispersed in various fluids, usually a synthetic low vapor pressure oil. Ferrofluids are designed to have a choice of properties such as viscosity, magnetic strength and vapor pressures to perform a specific function which is sealing. We currently sell our industrial products to the semiconductor, optical, thin film coating and the vacuum industry.

         We manufacture an extensive range of standard and custom products using our engineering expertise and ferrofluid technology. These products are generally used as low-pressure rotary seals in a much larger OEM product such as thin film coaters or ion implanters. Our engineering department designs custom parts and components then we use external resources such as sub-contractors to manufacture the products. We then assemble the parts into completed components, adding ferrofluids, test and ship them from our facility in the United Kingdom to the customer for installation into their equipment.

INDUSTRIAL PRODUCTS

         Magnetic fluids, or "ferrofluids", were developed in the 1960's through the sponsorship of NASA, to address the unique requirements of moving liquid fuel in a gravity-free outer space environment. After years of research and development and applications engineering, Advanced Fluid Systems introduced a commercial application of its ferrofluids product in 1994, a 100% leak-free, no-wear vacuum rotary seal for use in the manufacture of semiconductor wafers and other vacuum and thin film applications.

         A basic ferrofluid seal is a device that transmits rotary motion into a process chamber. The basic components of the most common feedthrough configuration are bearings, a permanent magnet, two pole pieces, a magnetically permeable shaft and ferrofluid. The shaft or pole piece contains a multistage toothed structure. The magnetic structure when completed by the pole pieces and the shaft, concentrates magnetic flux in the radial gap under each tooth. The ferrofluid is trapped and held in each tooth forming a series of liquid O-rings with intervening regions that are filled with atmosphere. Each tooth can typically sustain a pressure differential of 1.5 pounds per square inch. All teeth act in series to provide the total pressure capacity of the seal.

         Ferrofluid technology takes advantage of the response between a magnetic fluid and a remotely applied magnetic field. The product is called a ferrofluid rotary feedthrough or seal. The ferrofluid rotary feedthrough or seal is a unique product because it has minimal wear, has zero leakage and maintains an air-tight seal under either stationary or moving conditions. The key advantage of this technology is that the ferrofluid is a no wear rotary feedthrough and can be adapted for various uses. The Drivethru(R) is a rotary seal assembly that also houses an integral frameless motor and sensors. It has long life, virtually unmeasurable leakage and high-speed capability. Both the feedthroughs and the Drivethru(R) are used for transferring rotary motion into vacuum and other highly controlled, ultra-clean process environments, which help exclude atmospheric contamination from manufacturing processes

         The Drivethru(R), is an expansion of our technology and it can be readily adapted for various uses. The Drivethru(R), like the feedthrough, is also used for transferring rotary motion into vacuum and other highly controlled, ultra-clean process environments, helping to exclude atmospheric contamination from the users manufacturing processes. Again in this product all of the above technology is present but now includes a motor, and encoder together with cables and programmable controller. The customer's engineers just need to mount it into their process chamber and it is a complete functioning unit. The Drivethru(R) is uniquely developed and custom designed according to the customer exact specifications.

         We believe our products have several technical advantages over the products of competitors, including the following:

         o We use advanced magnetic fluids that maximize vacuum performance and minimize drag torque.
         o There are no increases in drag torque following stationary periods.
         o Quality control is enhanced by assembly in a clean room and testing with the results being made available to customers.
         o Our feedthroughs have larger bearings, giving higher load capacity.
         o Our feedthroughs have an optimally designed shaft for maximum torque transmission.
         o We design feedthroughs with standard and customized flanges for mounting to the vacuum chamber.
         o        In most cases we use angular contact bearings for maximum
                  stiffness, minimum axial play and minimum run-out.
         o        The grade of magnetic fluids is selected according to the
                  process.
         o Low viscosity PFPE vacuum compatible bearing grease, dry lubricant using tungsten disulphide or molybdenum disulfide maybe used.

CONSUMER PRODUCTS

         Our consumer products group is developing a new generation of improved performance shock absorbers for off the road vehicles using technology developed by our research and development team. We intend to transition from a strictly industrial products company into consumer products. Our consumer product is an active damper using "controllable fluids", which senses shock and changes the viscosity of the fluid in the damper to produce an "EZ-Ride". A worldwide patent has been granted to Advanced Fluid Systems for this technology.

         Our first consumer product to be introduced will be a shock absorber for mountain bikes. Shock absorbers on any vehicle play a vital role of connecting the wheels to the vehicle frame. Current shock absorbers contain fluids that are forced between a moving and a stationary metal part to absorb energy. The energy absorbed dampers the up and down movements (called shocks), to give the vehicle a smooth ride. When the shock absorber wears-out, the vehicle sways or becomes unstable around corners and passengers experience increased road shock. Shock absorbers based on "controllable fluid" technology allow the amount of energy being absorbed to be controlled giving improved ride under greatly varying conditions. We believe that makers of off road vehicles, such as bikes, snowmobiles and other off-road vehicles will pay a premium for the improved performance, lighter weight and compact design that is made possible by "controllable fluid" based shock absorbers.

         The EZ-Ride Shock is a bi-directional controllable damper using controllable fluids to allow the development of exceptionally high forces with minimal control power. The damper is designed to provide very low forces in the un-energized state and very high forces in the energized state. The damper uses two orifices that dictate the overall performance. When both orifices are open the energy loss is at a minimum and when the controlled orifice is closed the energy loss is at its maximum. The size of the controlled orifice is modified using a diaphragm, which in turn is controlled by a small valve. The EZ Ride fork transmits shock to the suspension into almost instantaneous change to match the terrain that is ridden over and absorb the forces produced from impacts. When riding downhill the damper can soak up all the impacts automatically, and be manually adjusted to any level of damping. From virtually no damping to full damping takes milliseconds and is equivalent to the temporary stretch in a mechanically operated cable.

         We intend to enter the business of supplying bicycle forks for the estimated 13 million-unit mountain bike market and then expand to snowmobiles, motor cycles and other recreational and sports vehicles. There are also numerous other uses besides recreation for the damper technology. The "controllable fluid" technology can be used in wide ranging products as diverse as for seismic event mitigation to help alleviate earthquake and natural disaster damage to artificial limb dampers to blade dampers for the rotors of helicopters.

RESEARCH AND DEVELOPMENT

         Our internal research and development effort is aimed at developing proprietary ferrofluids and using the unique properties of magnetic fluid technology to develop new products and business. We spent approximately $76,000 and $213,000 in fiscal year 2002 and the fifteen month period ended March 31, 2001, respectively, on the development of new products and the improvement of existing products. We are continuously developing additional products to improve or supplement our current product line. We are currently considering development of the following products which represent gaps in our product offerings:

         Linear Seals: This product has been developed to provide coverage for rotary seals only. There appears to be natural limitations to the development of a linear seal from the ferrofluid concept.

         Smart Seal: The "Smart Seal" will allow the use of necessary pressure to create the seal. This project is under study by ADVANCED FLUID SYSTEMS and should be ready for marketing in eighteen months.

         Non-Hermetic Seals: One of the limitations of any ferrofluid seal is that the seal can be contaminated by water seepage and thus ruin the present fluid. A hybrid ferrofluid seal is under development that will lend itself to applications in the chemical and petrochemical processes. This seal will reduce or eliminate the emissions that have been normal from these processes. The refining industries are under tremendous pressure to reduce their overall emissions and the leakage at the seal points. The availability of this seal would have the effect of doubling the demand for our product line. The basic design has been completed but extensive testing remains.

MANUFACTURING

         Our products consist of off the shelf components and custom components specified by Advanced Fluid Systems and then fabricated by subcontractors. Manufacturing consists of assembly and testing by trained and experienced personnel in our plant in England. This staff includes engineers specialized in design, technical and electrical applications. In addition we intend to establish a US facility within the next six months to handle US based customers. This facility will be operated in tandem with the facility in England.

MARKETING AND SALES

         We believe the worldwide market for products such as ours will increase over the next five years. The US market accounts for approximately 50% of the demand with the balance divided equally between Europe and the Pacific Rim. During the past year, Advanced Fluid Systems has set up a network of distributors in the Pacific Rim to address the market there as well as having a presence at trade shows in the area. We also have in place a manufacturers' representative network in the US and a distribution network in Europe. The manufacturer's representatives are independent sellers who operate in specific geographic territories and receive a 10% to 12% commission depending on sales of different products. The distributors buy products from Advanced Fluid Systems at a 20% discount and resell for their own accounts, setting their own mark-up based on market conditions. We believe the greatest opportunity to increase sales is through visits to customer sites and through the design of new products and products for new applications. Awareness of the product is built through advertisement in trade journals and participation at market trade shows.

         We also currently achieve significant business by refurbishing and repairing existing products whether they be the competitor's or our own.


COMPETITION

         There are few companies who compete with our products, but they are each substantially larger and better capitalized than Liquidix. Two are Japanese and traditionally have served the Pacific Rim. Ferrofluidics Corporation is the nearest competitor to Advanced Fluid Systems in the production of rotary seals. Ferrofluidics Corporation was purchased by a Japanese corporation, Ferrotec, and will move all but its sales operations to China. Lord Corporation, an American corporation is the nearest technological competitor to the EZ Ride consumer products division. The product uses controllable magnetic fluid to provide varying levels of softness and firmness that match changing levels of shock and motion and replaces standard shock absorbers used on most air-ride seat suspensions.


EMPLOYEES

         We currently employ 12 full time employees. None of our employees are covered by a collective bargaining agreement and we believe we have good relations with our employees.

LEGAL MATTERS

         From time to time we are subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. We are not currently a party to any legal proceedings that we consider to be material.

                                   MANAGEMENT

         Our officers and directors as of July 10, 2002, are as follows:

Name                       Age                       Position
----                       ---                       --------

Perry E. Barker            53           President and Chairman of the Board
Jenelle A. Ray             51           Vice President, Secretary, Treasurer and
                                         Director
Dr. Douglas A. Brooks      50           Technical Vice-President and Director
Harold Davis               60           Director


         PERRY E. BARKER has been our President and Chairman of the Board of Directors since September 26, 2001. He has served as Sales and Marketing Manager of Advanced Fluid Systems, London UK since 1996 where his responsibilities focused on international sales and marketing in the Americas and Asia. He has managed direct and indirect sales resources selling to the OEM, end use semiconductor and vacuum industries. From 1994 to 1996 he was a regional sales manager for Balzers in Dallas, Texas. At Balzers he sold capital equipment, components and instrumentation and managed key OEM, and semiconductor end user accounts. From 1991 to 1994 he was the national sales manager for Advanced Vacuum Components in Mountain View, California where he managed a national sales network direct sales and independent agents selling to OEMs, semiconductor manufacturers and vacuum end users. Mr. Barker received his B.A. in Business from Mellon University and served as a Sergeant in the United States Marine Corp. Viet Nam Service. His professional affiliations include SEMI and the American Vacuum Society.

         JENELLE A. RAY has served as our Vice President, Secretary, Treasurer and member of the Board of Directors since September 26, 2001. She served as the Chief Financial Officer and Vice President of Liquidics and its subsidiaries since 1999. From 1996 to 1999, Ms. Ray served as General Ledger Accountant for World Wide Insurance Brokerage LLC where she prepared monthly financial statements, all journal entries, reconciliations and prepared payroll along with applicable federal and state payroll tax reports. From 1995 to 1996 she was General Ledger Accountant for Premier Administrators, Limited where she prepared monthly financial statements and the unearned premium report and deferred commission reports as well as preparing payroll with applicable federal and state payroll tax reports. From 1990 to 1994 she was a partner at Ray and Associates, LLP where she performed all accounting functions for clients including the preparation of client financial statements and state and federal individual, partnership, corporate estate and trust tax returns. Ms. Ray received her Master of Science in Taxation at the Arizona State University and her BBA in Accounting from Southwest Texas State University. In addition she possesses licenses from the Arizona State Board of Accountancy and Texas State Board of Public Accountancy.

         DR. DOUGLAS A. BROOKS has served as our Technical Vice President and a member of the Board of Directors since September 26, 2001. He has served as Technical Director of Advanced Fluid Systems Limited since 1991 where his responsibilities included all aspects of product development, manufacture and strategic direction. Dr. Brooks performed research for future product development, all technical matters, design philosophy, product manufacture, sub-contract work, after sales services and financial control for the product line. Dr. Brooks received his Ph.D. from Imperial College of Science and Technology, Master of Science in Engineering at University College of North Wales, B.S. in Mechanical Engineering at Portsmouth Polytechnic. Membership of Professional Bodies include Member of the Institute of Mechanical Engineers; Member of the British Society of Rheology and Member of the Institute of Physics
(USA).

         HAROLD DAVIS has served as one of our directors since September 26, 2001. Mr. Davis has served as the President of Classic Designs and Lighting, Inc. since 1986 where he is responsible for costs and profits of all customer proposals as well as managing up to 20 employees. For three years prior to 1986, he was Vice-President of Sales for Lancaster Brothers. There, Mr. Davis was wholly responsible for implementing projects and training of new hires; he doubled sales in two years. Mr. Davis expanded the sales team of CBS, Inc. from 3 to 10 representatives thereby tripling division revenues for each sales associate. He expanded regional sales by 400% for General Mills and received the company's highest sales award four years in a row. Mr. Davis received his Business Administration and Accounting degrees from Bryan College in Dayton, Tennessee. He continued his education in 1979 at SMU Sales Management and Marketing.

         The Directors named above will serve until the next annual meeting of our shareholders in the year 2002. Directors will be elected for one year terms at each annual shareholder's meeting. Officers hold their positions at the appointment of the Board of Directors.

EXECUTIVE COMPENSATION


         The following table sets forth certain compensation paid or accrued by us to certain of our executive officers during fiscal year ended 2001.


                                     SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------
                                                     Fiscal    Salary   Bonus     Other        Options(1)
     Name and Principal Position                      Year      ($)            Compensation       (#)
-----------------------------------------------------------------------------------------------------------
  Perry E. Barker, President                          2001    $75,000   $ 0         $ 0          $ 0
                                                      2000      $ 0     $ 0         $ 0          $ 0
                                                      1999      $ 0     $ 0         $ 0          $ 0

  Douglas Brooks, Technical, Vice President           2001    $90,000   $ 0         $3,900       $ 0
                                                      2000      $ 0     $ 0         $ 0          $ 0
                                                      1999      $ 0     $ 0         $ 0          $ 0

                       OPTION GRANTS IN LAST FISCAL YEAR

         No options were granted during the fiscal year ended March 31, 2002.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         No options were exercised during the fiscal year ended March 31, 2002.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the our common stock as of September 20, 2002, by:

         o        all directors

         o each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding common stock

         o        each executive officer named in the Summary Compensation Table

         o        all directors and executive officers as a group


                                       Number of Shares of
Name of Beneficial Owner/              Common Stock              % of Beneficial
Identity of Group                      Beneficially Owned        Ownership
--------------------------------------------------------------------------------

Perry Barker                           635,850                   4.81%
  President and Director

Jenelle Ray (1)                        1,545,500                 11.60%
  Vice President, Secretary,
  Treasurer and Director

Douglas A. Brooks                      810,624                   6.11%
  Technical Vice President and
  Director

Harold Davis                           107,500                    0.81%
  Director

Directors and officer as
a group (4 people)                     3,099,474                 30.35%


         (1) Kokopelli Tech Inc. ("Kokopelli") is wholly owned by James R. Ray, the husband of Jenelle Ray, our Vice President, Secretary and Treasurer. By virtue of James R. Ray's ownership of Kokopelli and Jenelle Ray's relationship with James R. Ray, Jenelle Ray may be deemed to have voting and dispositive control of the shares beneficially owned by Kokopelli and therefore may be deemed to beneficially own such shares. The number of shares set forth as owned by Jenelle Ray include 930,500 shares registered in the name of Kokopelli.

         The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days of December 31, 2001, through the exercise of any stock option or other right. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

         The address of each of the above beneficial owners is 16929 Enterprise Drive, #206, Fountain Hills, Arizona 85268.

    CERTAIN TRANSACTIONS WITH OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

         None.

                             SELLING SECURITY HOLDER

         The following table lists the selling security holder, the number of shares of common stock held by such selling security holder as of the date hereof, the number of shares included in the offering and the shares of common stock to be held by such selling security holder after the offering. The shares included in the prospectus are issuable to the selling security holders upon conversion of the debentures or the exercise of warrants.

-------------------- --------------- ------------- --------------- ------------ ----------- ------------
                                        Total
                                      Percentage                                             Amount of
                      Total Shares    of Common                                 Percentage    Common
                       of Common        Stock,                      Beneficial   of Common     Stock
                         Stock         Assuming      Shares of       Ownership     Stock       Owned
                     Issuable Upon       Full       Common Stock    Before the     Owned       After
                     Conversion of    Conversion    Included in      Offering     Before     Offering
      Name              Notes (1)         (1)       Prospectus (2)       (1)      Offering       (3)
-------------------- --------------- ------------- --------------- ------------ ----------- ------------
Kazi Management        2,685,185        14.80%         Up to         811,748       4.99%        0
VI, Inc.                                             5,370,370
                                                     shares of
                                                    common stock
-------------------- --------------- ------------- --------------- ------------ ----------- ------------

         The principals of Kazi Management VI, Inc. are Zubair Kazi and Khatija Kazi who hold investment and dispositive power.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debenture and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Assumes a conversion price of $0.108 per share for the convertible note.

(2) Includes 200% of the shares issuable upon conversion of the convertible notes, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

(3) Assumes that all securities registered will be sold.

FINANCING TERMS OF THE CONVERTIBLE NOTE

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholder on August 28, 2002 for the sale of a $250,000 convertible note.

         The notes bear interest at 8%, matures on August 28, 2004, and is convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.30 or (ii) 60% of the average of the three lowest closing prices for our common stock for the 10 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before August 28, 2004 without the consent of the holder. The full principal amount of the convertible notes are due upon default under the terms of convertible notes.

         The conversion price of the notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

         The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

         A complete copy of the Securities Purchase Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

SAMPLE CONVERSION CALCULATION

         The number of shares of common stock issuable upon conversion of a note is determined by dividing that portion of the principal of the note to be converted and interest, if any, by the conversion price. For example, assuming conversion of $300,000 of notes on January 16, 2002, a conversion price of $0.13 per share, and the payment of accrued interest in the approximate amount of $2,152 in additional shares rather than in cash, the number of shares issuable upon conversion would be:

                           $300,000 + $2,152  =  2,324,246 shares
                           ------------------
                                    $0.13

                              PLAN OF DISTRIBUTION

         The selling stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.
         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
         o An exchange distribution following the rules of the applicable exchange
         o        Privately negotiated transactions
         o Short sales or sales of shares not previously owned by the seller
         o A combination of any such methods of sale any other lawful method

         The selling stockholder may also engage in:

         o Short selling against the box, which is making a short sale when the seller already owns the shares.
         o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.
         o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Our common stock is also subject to the "penny stock" rules that impose additional sales practice requirements because our common stock trades at prices below $5.00 per share. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common stock and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose:

         o the commission payable to both the broker-dealer and the registered representative;
         o        current quotations for the securities; and
         o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common stock trades above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock, and may affect the ability to sell the common stock in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

         The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act of 1934 for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act of 1934. Because the selling shareholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1934, they will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholder and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against liabilities, including liabilities arising under the Securities Act of 1934. The selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act of 1934. If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer. We have agreed with the selling stockholder to keep this registration statement continuously effective under the Securities Act of 1933 until such date as is the earlier of
(x) the date when all of the securities covered by such Registration Statement have been sold or (y) the date on which the securities may be sold without any restriction pursuant to Rule 144(k) as determined by our counsel.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.0001. As of September 20, 2002, 13,106,406 shares of common stock were issued and outstanding.

         COMMON STOCK The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of operations, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and non-assessable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

         Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of Liquidix shall not be personally liable to Liquidix or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate the right of Liquidix and its shareholders (through shareholders' derivative suits on behalf of Liquidix) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Liquidix believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Liquidix has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for Liquidix by Sichenzia Ross Friedman Ference LLP, New York, New York.


                                     EXPERTS

         Our financial statements as of and for the year ended March 31, 2002, included in this prospectus have been audited by Semple & Cooper, LLP ("Semple") independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Effective April 11, 2002, we dismissed Sellers & Associates, PC ("Sellers") as our independent auditor. We have retained Semple as our new auditors.

         Seller's report on our financial statements for the fiscal year ended December 31, 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

         Our Board of Directors approved the change in accountants.

         For the fiscal year ended December 31, 2000 and through April 11, 2002 (the date the relationship ended with the former accountant), there has been no disagreement between us and Sellers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Sellers would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

            We engaged, Semple, 2700 North Central Avenue, 9th Floor, Phoenix, Arizona 85004, as our new independent accountants as of April 11, 2002. Prior to such date, we did not consult with Semple regarding the following:

         o        the application of accounting principles;
         o        the type of audit opinion that might be rendered by Semple; or
         o any other matter that was the subject of a disagreement between us and our former auditor.


                             ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

                                                                            PAGE
                                                                            ----

CONSOLIDATED BALANCE SHEETS JUNE 30, 2002 (UNAUDITED) AND MARCH 31, 2002     F-1

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED
JUNE 30, 2002 AND 2001 (UNAUDITED)                                           F-2

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED
JUNE 30, 2002 AND 2001 (UNAUDITED)                                           F-3

NOTES TO FINANCIAL STATEMENTS                                                F-5



INDEPENDENT ACCOUNTANTS' REPORT                                              F-7

CONSOLIDATED BALANCE SHEETS FOR MARCH 31, 2002 AND 2001                      F-8

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED
MARCH 31, 2002 AND THE FIFTEEN MONTH PERIOD ENDED MARCH 31, 2001             F-9

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                   F-10

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED
MARCH 31, 2002 AND THE FIFTEEN MONTH PERIOD ENDED MARCH 31, 2001            F-11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                  F-13

                                           LIQUIDIX, INC.
                                  (FORMERLY LEARNER'S WORLD, INC.)
                                  (A SUBSIDIARY OF LIQUIDICS, INC.)
                                     CONSOLIDATED BALANCE SHEETS
                            JUNE 30, 2002 (UNAUDITED) AND MARCH 31, 2002


                                               ASSETS
                                                                 June 30,
                                                                   2002             March 31,
                                                                (Unaudited)           2002
                                                                ------------      ------------
Current Assets
   Cash and cash equivalents                                    $   301,299       $   445,690
   Accounts receivable, net                                         605,382           438,977
   Inventory                                                        434,685           406,314
   Prepaid expenses                                                 119,116                --
                                                                ------------      ------------

             Total Current Assets                                 1,532,482         1,290,981

Property and Equipment, net                                          90,192            93,710

Acquisition Costs, net                                              180,068           192,346
Other Assets                                                         77,748            48,745
                                                                ------------      ------------

             Total Assets                                       $ 1,880,490       $ 1,625,782
                                                                ============      ============

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Notes payable                                                $    95,375       $   253,375
   Accounts payable                                                 555,389           549,787
   Accrued liabilities                                              246,349           267,379
                                                                ------------      ------------

             Total Liabilities                                      897,113         1,070,541
                                                                ------------      ------------

Minority interest                                                    17,512            17,512
                                                                ------------      ------------

Commitments and Contingencies                                             -                 -

Stockholders' Equity
   Common stock - $.0001 par value, 75,000,000 shares
      authorized, 29,725,004 and 29,450,004 shares issued
      and outstanding                                                 2,973             2,945
   Additional paid-in capital                                     3,790,014         3,238,442
   Accumulated deficit                                           (2,836,357)       (2,714,884)
   Foreign currency translation adjustment                            9,235            11,226
                                                                ------------      ------------

             Total Stockholders' Equity                             965,865           537,729
                                                                ------------      ------------

             Total Liabilities and Stockholders' Equity         $ 1,880,490       $ 1,625,782
                                                                ============      ============

                                    See Accompanying Notes to the
                                  Consolidated Financial Statements


                                           LIQUIDIX, INC.
                                  (FORMERLY LEARNER'S WORLD, INC.)
                                  (A SUBSIDIARY OF LIQUIDICS, INC.)
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JUNE 30, 2002 AND 2001 (UNAUDITED)

                                                             June 30,           June 30,
                                                               2002               2001
                                                            (Unaudited)        (Unaudited)
                                                           -------------      -------------
Sales                                                      $    685,892       $    633,685

Cost of Sales                                                   335,817            387,601
                                                           -------------      -------------

Gross Profit                                                    350,075            246,084
General and Administrative Expenses                             443,221            372,053
                                                           -------------      -------------

Loss from Operations                                            (93,146)          (125,969)
                                                           -------------      -------------

Other Income (Expenses)
   Interest income                                                  209                914
   Interest expense                                             (28,536)            (1,865)
                                                           -------------      -------------

Total Other Income (Expense)                                    (28,327)              (951)
                                                           -------------      -------------

Net Loss                                                   $   (121,473)      $   (126,920)
                                                           =============      =============

Basic and Diluted Loss per Common Share                    $      (0.00)      $      (0.00)
                                                           =============      =============

Weighted-Average Number of Common Shares Outstanding:
   Basic and Diluted                                         29,554,895         28,221,646
                                                           =============      =============


                                    See Accompanying Notes to the
                                  Consolidated Financial Statements


                                              LIQUIDIX, INC.
                                     (FORMERLY LEARNER'S WORLD, INC.)
                                     (A SUBSIDIARY OF LIQUIDICS, INC.)
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE THREE MONTHS ENDED JUNE 30, 2002 AND 2001 (UNAUDITED)

                                                                   June 30,         June 30,
                                                                     2002             2001
                                                                  (Unaudited)      (Unaudited)
                                                                  -----------      -----------
Cash flows from operating activities:
   Net loss                                                        $(121,473)      $(126,920)
Adjustments to reconcile net loss to net cash provided
  by operating activities:
       Depreciation and amortization                                  21,662          75,671
       Net assets acquired in acquisition                                  -         155,158
       Amortization of loan discount                                  25,000               -
       Issuance of stock for consulting fees                         251,600               -
Changes in assets and liabilities:
       Accounts receivable                                          (166,405)        134,197
       Inventory                                                     (28,371)         24,973
       Prepaid expense                                              (191,116)              -
       Other assets                                                  (29,003)         31,345
       Accounts payable                                                5,602        (159,334)
       Accrued liabilities                                           (21,032)          6,752
                                                                   ----------      ----------
             Net cash provided (used) by operating activities       (253,536)        141,842
                                                                   ----------      ----------

Cash flows from investing activities:
       Purchase of fixed assets                                       (5,866)              -
                                                                   ----------      ----------

             Net cash used by investing activities                    (5,866)              -
                                                                   ----------      ----------

Cash flows from financing activities:
       Proceeds from debt                                            300,000          70,000
       Repayment of debt                                            (183,000)       (263,211)
       Repayment of capital lease                                          -          (4,518)
                                                                   ----------      ----------

             Net cash provided (used) by financing activities        117,000        (197,729)
                                                                   ----------      ----------

Effect of exchange rate changes on cash and intercompany
   accounts                                                           (1,989)        (43,994)
                                                                   ----------      ----------

Net increase in cash and cash equivalents                           (144,391)        (99,881)

Cash and cash equivalents at beginning of period                     445,690         231,621
                                                                   ----------      ----------

Cash and cash equivalents at end of period                         $ 301,299       $ 131,740
                                                                   ==========      ==========

                                       See Accompanying Notes to the
                                     Consolidated Financial Statements

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
          FOR THE THREE MONTHS ENDED JUNE 30, 2002 AND 2001 (UNAUDITED)

                                                      June 30,        June 30,
                                                        2002            2001
                                                     (Unaudited)     (Unaudited)
                                                     -----------     -----------

Supplemental disclosure of cash flow information:

   Interest paid                                      $   3,536       $   1,865
                                                      ==========      ==========

   Income taxes paid                                  $      --       $      --
                                                      ==========      ==========

Non-cash investing and financing activities
   Common stock issued for consulting fees            $ 251,600       $      --
                                                      ==========      ==========
   Capital contribution                               $      --       $ 903,014
                                                      ==========      ==========

   Amortization of loan discount                      $  25,000       $      --
                                                      ==========      ==========

                          See Accompanying Notes to the
                        Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. These statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended March 31, 2003. The unaudited consolidated financial statements should be read in conjunction with the audited financial statements and footnotes thereto for the year ended March 31, 2002.

Merger

Effective October 1, 2001, Learner's World, Inc. ("LWI") acquired one hundred percent (100%) of the outstanding common stock of Advanced Fluid Systems, Inc. ("AFS"), from its parent company Liquidics, Inc. ("LI"). The stockholders of LWI received $400,000 and issued 27,000,000 common shares of LWI stock to LI. The transaction was accounted for as a recapitalization with Liquidics, Inc. as the accounting acquiror (a reverse merger), as LI's stockholders are the controlling stockholders of the combined companies. The accompanying consolidated financial statements of LWI include the accounts of AFS for all periods presented, and the accounts of LWI from the effective date of the merger.

In conjunction with the merger, LWI changed its name to Liquidix, Inc.

NOTE 2 - CONVERTIBLE DEBT

During the three month period ended June 30, 2002, the Company secured $300,000 in financing through the issuance of an 8% Convertible Promissory Note due May 9, 2004. The note may be prepaid at any time, in whole or in part, without penalty. During the term of the note, the debtor has the option to repay the notes in cash, or by the issuance of shares of Liquidix, Inc. common stock.

The holder of the note may elect to convert the amount outstanding there under into shares of common stock at any time during the term of the note and ending upon the repayment in full of the principal, at a conversion price equal to the lesser of $0.73 or sixty percent (60%) of the average of the three lowest closing bid prices for the common stock for the ten trading days prior to but not including the conversion date. As of June 30, 2002 the company has not received any conversion requests. In addition, the Company issued 753,000 common stock warrants with exercise prices of the lesser of $0.73 or sixty percent (60%) of the average of the three lowest closing bid prices for the common stock for the ten trading days prior to but not including the conversion date. The beneficial features of the note resulted in a discount to the note of $300,000, which was recorded to additional paid-in-capital at the time the note was issued and is being charged to interest expense over the life of the note.

NOTE 3 - SUBSEQUENT EVENTS

Subsequent to June 30, 2002 Liquidics, Inc. returned to treasury 16,618,598 shares of the Liquidix, Inc. common stock. No consideration was paid for the treasury stock.

Subsequent to June 30, 2002, the Company secured $250,000 in financing through the issuance of an 8% convertible Promissory Note due August 28, 2004. During the term of the note, the debtor has the option to repay the notes in cash or by issuance of shares of Liquidix, Inc. common stock.

The holder of the note may elect to convert the amount outstanding there under into shares of common stock at any time during the term of the note and ending upon the repayment in full of the principal, at a conversion price equal to the lesser of $0.30 or sixty percent (60%) of the average of the three lowest closing bid prices for the common stock for the ten trading days prior to but not including the conversion date.

                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------



To the Stockholders and Board of Directors of Liquidix, Inc. (formerly Learner's World, Inc.)
(A Subsidiary of Liquidics, Inc.)


We have audited the accompanying consolidated balance sheets of Liquidix, Inc. (formerly Learner's World, Inc.) (a Subsidiary of Liquidics, Inc.) as of March 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended March 31, 2002 and the fifteen month period ended March 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liquidix, Inc. (formerly Learner's World, Inc.) (a Subsidiary of Liquidics, Inc.) as of March 31, 2002 and 2001, and the results of its operations, changes in stockholders' equity, and its cash flows for the year ended March 31, 2002 and the fifteen month period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has a net loss in the current year and an accumulated deficit. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Certified Public Accountants

Phoenix, Arizona
July 1, 2002


                                           LIQUIDIX, INC.
                                  (FORMERLY LEARNER'S WORLD, INC.)
                                  (A SUBSIDIARY OF LIQUIDICS, INC.)
                                     CONSOLIDATED BALANCE SHEETS
                                       MARCH 31, 2002 AND 2001

   ASSETS
                                                                          2002              2001
                                                                      ------------      ------------
Current Assets
   Cash and cash equivalents  (Notes 1 and 4)                         $   445,690       $   231,621
   Accounts receivable, net (Note 1)                                      438,977           852,468
   Inventory (Note 1)                                                     406,314           506,677
                                                                      ------------      ------------

              Total Current Assets                                      1,290,981         1,590,766

Property and Equipment, net  (Notes 1 and 3)                               93,710           132,180

Acquisition Costs, net (Note 1)                                           192,346                 -
Other Assets                                                               48,745            95,968
                                                                      ------------      ------------

              Total Assets                                            $ 1,625,782       $ 1,818,914
                                                                      ============      ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                                                   $   549,787       $   716,724
   Notes payable (Notes 5 and 6)                                          253,375           263,211
   Obligation under capital lease (Note 8)                                      -            11,850
   Accrued liabilities                                                    267,379           328,205
                                                                      ------------      ------------

              Total Liabilities                                         1,070,541         1,319,990
                                                                      ------------      ------------

Minority interest: (Note 1)                                                17,512                 -
                                                                      ------------      ------------

Commitments and Contingencies: (Note 9)                                         -                 -

Stockholders' Equity: (Note 10)
   Common stock - $.0001 par value, 75,000,000 shares authorized            2,945             2,700
   Additional paid-in capital                                           3,238,442         2,030,173
   Accumulated deficit                                                 (2,714,884)       (1,575,355)
   Foreign currency translation adjustment (Note 1)                        11,226            41,406
                                                                      ------------      ------------

              Total Stockholders' Equity                                  537,729           498,924
                                                                      ------------      ------------

              Total Liabilities and Stockholders' Equity              $ 1,625,782       $ 1,818,914
                                                                      ============      ============

                               The Accompanying Notes are an Integral
                            Part of the Consolidated Financial Statements


                                           LIQUIDIX, INC.
                                  (FORMERLY LEARNER'S WORLD, INC.)
                                  (A SUBSIDIARY OF LIQUIDICS, INC.)
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                              FOR THE YEAR ENDED MARCH 31, 2002 AND THE
                              FIFTEEN MONTH PERIOD ENDED MARCH 31, 2001

                                                                   2002                2001
                                                               -------------      -------------
Sales                                                          $  2,312,579       $  4,882,402

Cost of Sales                                                     1,336,082          2,459,887
                                                               -------------      -------------

Gross Profit                                                        976,497          2,422,515

General and Administrative Expenses                               1,599,787          1,634,875
                                                               -------------      -------------

Income (Loss) from Operations                                      (623,290)           787,640
                                                               -------------      -------------

Other Income (Expenses)
   Interest income                                                    1,121              2,029
   Interest expense                                                 (20,067)           (22,278)
   Impairment of license agreement (Note 1)                        (500,000)                 -
                                                               -------------      -------------

Total Other Income (Expense)                                       (518,946)           (20,249)
                                                               -------------      -------------

Minority Interest                                                     2,707                  -
                                                               -------------      -------------

Net Income (Loss)                                              $ (1,139,529)      $    767,391
                                                               =============      =============


Basic and Diluted Income (Loss) per Common Share (Note 1)      $      (0.04)      $       0.03
                                                               =============      =============

Weighted-Average Number of Common Shares Outstanding:
   Basic and Diluted                                             28,221,646         26,868,346
                                                               =============      =============


                               The Accompanying Notes are an Integral
                            Part of the Consolidated Financial Statements


                                                LIQUIDIX, INC.
                                       (FORMERLY LEARNER'S WORLD, INC.)
                                       (A SUBSIDIARY OF LIQUIDICS, INC.)
                           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                     Common Stock         Additional                    Cumulative        Total
                                             --------------------------    Paid-In      Accumulated     Translation    Stockholders'
                                               Shares         Amount       Capital         Deficit        Account        Equity
                                             ------------  ------------  ------------   ------------   ------------   ------------
Balance at December 31, 1999                  26,828,360   $     2,683   $ 1,954,531    $(2,342,746)   $        --    $  (385,532)

Options exercised                                171,640            17        75,642             --             --         75,659

Translation adjustment                                --            --            --             --         41,406         41,406

Income for the period ended March 31, 2001            --            --            --        767,391             --        767,391
                                             ------------  ------------  ------------   ------------   ------------   ------------

Balance at March 31, 2001                     27,000,000         2,700     2,030,173     (1,575,355)        41,406        498,924

Merger with Learner's World, Inc. and
    recapitalization of equity                   100,004            10           (10)            --             --             --

Issuance of common stock for
    services                                   2,350,000           235       305,265             --             --        305,500

Capital contribution                                  --            --       903,014             --             --        903,014

Translation adjustment                                --            --            --             --        (30,180)       (30,180)

Loss for the year ended March 31, 2002                --            --            --     (1,139,529)            --     (1,139,529)
                                             ------------  ------------  ------------   ------------   ------------   ------------

Balance at March 31, 2002                     29,450,004   $     2,945   $ 3,238,442    $(2,714,884)   $    11,226    $   537,729
                                             ============  ============  ============   ============   ============   ============

                                    The Accompanying Notes are an Integral
                                 Part of the Consolidated Financial Statements


                                           LIQUIDIX, INC.
                                  (FORMERLY LEARNER'S WORLD, INC.)
                                  (A SUBSIDIARY OF LIQUIDICS, INC.)
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE YEAR ENDED MARCH 31, 2002 AND THE
                              FIFTEEN MONTH PERIOD ENDED MARCH 31, 2001

                                                                          2002              2001
                                                                      ------------      ------------
Cash flows from operating activities:
   Net Income (Loss)                                                  $(1,139,529)      $   767,391

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Depreciation and amortization                                      100,482            78,525
       Stock issued for services                                          305,500                --
       Net assets acquired in acquisition                                 155,154                --
       Impairment of license agreement                                    500,000                --
       Minority interest                                                   (2,707)               --
Changes in Assets and Liabilities:
       Accounts receivable                                                413,491          (555,822)
       Inventory                                                          100,363          (373,493)
       Other assets                                                        47,223           (95,968)
       Accounts payable                                                  (166,937)          243,994
       Accrued liabilities                                                (60,826)           45,356
                                                                      ------------      ------------

                Net cash provided by operating activities                 252,214           109,983
                                                                      ------------      ------------

Cash flows from investing activities:
       Minority interest                                                   20,219                --
       Purchase of fixed assets                                            (6,498)          (95,795)
                                                                      ------------      ------------

                Net cash provided (used) by investing activities           13,721           (95,795)
                                                                      ------------      ------------

Cash flows from financing activities:
       Proceeds from issuance of stock                                         --            75,659
       Proceeds from debt                                                      --           163,818
       Repayment of debt, net                                              (9,836)               --
       Repayment of capital lease                                         (11,850)          (26,842)
                                                                      ------------      ------------

                Net cash provided (used) by financing activities          (21,686)          212,635
                                                                      ------------      ------------

Effect of exchange rate changes on cash and intercompany
   accounts                                                               (30,180)            2,372
                                                                      ------------      ------------

Net increase in cash and cash equivalents                                 214,069           229,195

Cash and cash equivalents at beginning of period                          231,621             2,426
                                                                      ------------      ------------

Cash and cash equivalents at end of period                            $   445,690       $   231,621
                                                                      ============      ============

                               The Accompanying Notes are an Integral
                            Part of the Consolidated Financial Statements

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                    FOR THE YEAR ENDED MARCH 31, 2002 AND THE
                    FIFTEEN MONTH PERIOD ENDED MARCH 31, 2001


                                                           2002          2001
                                                        ----------    ----------

Supplemental disclosure of cash flow information:

   Interest paid                                        $  20,067     $  22,278
                                                        ==========    ==========

   Income taxes paid                                    $      --     $      --
                                                        ==========    ==========

Non-cash investing and financing activities:

  Capital contribution                                  $ 903,014     $      --
                                                        ==========    ==========

   Stock issued for services                            $ 305,500     $      --
                                                        ==========    ==========


                     The Accompanying Notes are an Integral
                  Part of the Consolidated Financial Statements

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                     NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF
                                   ESTIMATES
--------------------------------------------------------------------------------

ORGANIZATION

Liquidix, Inc. (formerly Learner's World, Inc.) (a Subsidiary of Liquidics, Inc.) (the "Company") is a Florida corporation in the business of developing, manufacturing and marketing ferrofluids and products based on or derived from its ferrofluid technology. The Company sells its industrial products throughout the world.

Effective September 26, 2001, Learner's World, Inc. ("LWI") acquired one hundred percent (100%) of the outstanding common stock of Advanced Fluid Systems, Inc. ("AFS, Inc.") from its parent company, Liquidics, Inc. ("Liquidics"). The transaction was accounted for as a recapitalization with Liquidics as the accounting acquirer (a reverse merger) as Liquidics' stockholders are the controlling stockholders of the combined companies.

In conjunction with the merger, LWI changed its name to Liquidix, Inc.

REVENUE RECOGNITION

Revenues for sales of products are recognized when the related products are shipped.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary and the accounts of its ninety-three percent (93%) owned subsidiary for all periods presented. All significant intercompany transactions and accounts are eliminated in consolidation.

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three months or less.

ACCOUNTS RECEIVABLE

The Company provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, and the Company's prior history of uncollectible accounts receivable. As of March 31, 2002 and 2001, a provision for uncollectible accounts receivable in the amounts of $25,016 and $70,699, respectively, had been established.

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 1
 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF
                             ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

INVENTORY

Inventory consists primarily of raw materials and finished goods. Inventory is stated at the lower of cost, using the first-in, first-out (FIFO) method, or market. Reserves and writedowns are established against Company-owned inventory for excess, slow moving, and obsolete items where the estimated net realizable value is less than the carrying value.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. For the year ended March 31, 2002 and the fifteen month period ended March 31, 2001, depreciation expense was $51,372 and $78,525, respectively.

The estimated useful lives of the assets are as follows:

                  Furniture and fixtures             5 years
                  Machinery and equipment            5 years
                  Office equipment                   3 years
                  Leasehold improvements          5-10 years

The Company leased equipment under a capital lease agreement that expired November, 2001. The asset and liability under the capital lease agreement were recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The asset was depreciated over the lower of its related lease term or its estimated productive life. Depreciation of the asset under the capital lease agreement is included in depreciation expense, as noted above, for the year ended March 31, 2002 and the fifteen month period ended March 31, 2001.

ACQUISITION COSTS

Acquisition costs represent costs incurred in relation to a Stock Purchase Agreement. Acquisition costs are being amortized ratably over five (5) years. For the year ended March 31, 2002 amortization expense was $49,110.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the year ended March 31, 2002, the Company recorded an impairment in relation to a licensing agreement in the amount of $500,000 as the undiscounted cash flows from the agreement would be less than the carrying value of the long-lived asset.

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 1
 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF
                             ESTIMATES (CONTINUED)
--------------------------------------------------------------------------------

INCOME TAXES

Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, there is uncertainty of the utilization of the operating losses in future periods. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

BASIC AND DILUTED LOSS PER COMMON SHARE

Basic loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution from stock options, warrants and other common stock equivalents. Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per common share reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. As of March 31, 2002 and 2001 there are no common stock equivalents.

FOREIGN CURRENCY TRANSLATION

Account balances and transactions denominated in foreign currencies and the accounts of the Corporation's foreign operations have been translated into United States funds, as follows: (i) assets and liabilities at the rates of exchange prevailing at the balance sheet date; (ii) revenue and expenses at average exchange rates for the period in which the transaction occurred; (iii) exchange gains and losses arising from foreign currency transactions are included in the determination of net earnings for the period; and (iv) exchange gains and losses arising from the translation of the Corporation's foreign operations are deferred and included as a separate component of stockholders' equity. The foreign currency translation adjustments for the year ended March 31, 2002 and for the fifteen month period ended March 31, 2001 were $11,226 and $41,406, respectively.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and the related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123).

FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounts receivable, notes receivable, accounts payable, notes payable, lease obligation and accrued liabilities are substantially current or bear reasonable interest rates. As a result, the carrying values of these financial instruments approximate fair value.

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 2
                                LICENSE AGREEMENT
--------------------------------------------------------------------------------

The Company has an agreement that gives the right to process silicon wafers in a method that will reduce size, weight, and heat generation. The license will be amortized over the term of the license agreement. The agreement commenced February, 2000 and remains in full force and effect for a period of fifteen years from the date of execution. The agreement also provides for royalty payments to be made to the licensor based on the number of silicon wafers produced. As of March 31, 2002, the Company had yet to commence production of the product and determined that the technology related to same had been superseded, therefore, an impairment in the amount of $500,000, the full value of the license agreement, was recorded.


--------------------------------------------------------------------------------
                                     NOTE 3
                             PROPERTY AND EQUIPMENT
--------------------------------------------------------------------------------

Property and equipment as of March 31, 2002 and 2001 consists of the following:

                                                     2002                2001
                                                  ----------          ----------

Furniture and fixtures                            $  17,052           $  13,333
Machinery and equipment                             297,115             290,971
Office equipment                                     47,480              47,380
Leasehold improvements                               49,817              45,868
                                                  ----------          ----------
                                                    411,464             397,552

Less: accumulated depreciation                     (317,754)           (265,372)
                                                  ----------          ----------

                                                  $  93,710           $ 132,180
                                                  ==========          ==========


--------------------------------------------------------------------------------
                                     NOTE 4
                          CONCENTRATION OF CREDIT RISK
--------------------------------------------------------------------------------

The Company maintains cash balances at a London financial institution. As of March 31, 2002 and 2001, the Company had uninsured cash of approximately $228,000 and $18,000, respectively.


--------------------------------------------------------------------------------
                                     NOTE 5
                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

NOTE PAYABLE

At March 31, 2002, the related party notes payable, in the aggregate amount of $100,375, consisted of various notes to an officer and a related entity, with interest rates ranging from ten percent (10%) to ten and one-half percent (10.5%) per annum. The notes require payments of accrued interest and principal at maturity. Various notes, in the aggregate of $85,375 matured during the year ended March 31, 2002 and remain unpaid as of March 31, 2002. These notes are in default and are due on demand. The remaining balance of notes payable in the amount of $15,000 mature during the year ended March 31, 2003.

At March 31, 2001, the note payable in the amount of $263,211, consisted of a non-interest bearing note to a related entity. During the year ended March 31, 2002, the companies merged and the note was eliminated in consolidation.

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 6
                                  NOTE PAYABLE
--------------------------------------------------------------------------------

At March 31, 2002, the Company had outstanding a convertible note payable in the amount of $153,000, with an interest rate of six percent (6%) per annum. The note is convertible into shares of common stock at a conversion price of eighty percent of the average of the three lowest closing prices for the common stock on the market. In no event will the conversion price be less than $1.25 per share. Subsequent to the balance sheet date, the aforementioned note was paid in full.


--------------------------------------------------------------------------------
                                     NOTE 7
                                  INCOME TAXES
--------------------------------------------------------------------------------

As of March 31, 2002 and 2001, deferred tax assets consist of the following:

                                                      2002             2001
                                                   ----------       ----------

Net operating loss carryforwards                   $ 307,500        $       -
Less: valuation allowance                           (307,500)               -
                                                   ----------       ----------

Net deferred tax asset                             $       -        $       -
                                                   ==========       ==========


As of March 31, 2002, the Company established a valuation allowance equal to the full amount of the deferred tax asset due to the uncertainty of the utilization of operating losses in the future.

At March 31, 2002, the Company had federal net operating loss carryforwards in the approximate amount of $904,000 available to offset future taxable income through 2021.

The deferred tax assets exclude the activity of the Company's foreign operations.


--------------------------------------------------------------------------------
                                     NOTE 8
                         OBLIGATION UNDER CAPITAL LEASE
--------------------------------------------------------------------------------

The Company was the lessee of equipment, with an original cost of approximately $109,000, under a capital lease agreement which expired November, 2001.

The interest rate on the obligation under capital lease was approximately fourteen percent (14%) per annum, and was imputed based on the lessor's implicit rate of return at the inception of the lease.

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 9
                          COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

OFFICE LEASE COMMITMENTS

The Company is obligated under a long-term operating lease for an office facility through the year 2005.

As of March 31, 2002, future minimum lease payments due under the non-cancelable operating lease agreement is as follows:

            Year ending
             March 31,                                    Amount
         ------------------                             ----------

               2003                                     $  59,100
               2004                                        62,055
               2005                                        65,158
                                                        ----------

               Total                                    $ 186,313
                                                        ==========

In addition, the Company leases office facilities under short-term operating leases.

Rent expense under the aforementioned operating leases was approximately $109,375 and $59,889 for the year ended March 31, 2002 and for the fifteen month period ended March 31, 2001.

LITIGATION

In the normal course of business, the Company is subject to certain contractual obligations and litigation. As of March 31, 2002, a legal claim has been made against the Company in the amount of $30,908. The Company intends to defend vigorously and, accordingly, no provision for any liability from such a claim has been made in the financial statements.


--------------------------------------------------------------------------------
                                     NOTE 10
                                     EQUITY
--------------------------------------------------------------------------------

STOCK ISSUED FOR SERVICES

During the year ended March 31, 2002, the Company issued 2,350,000 shares of common stock for consulting services valued at $305,500.


--------------------------------------------------------------------------------
                                     NOTE 11
                                  GOING CONCERN
--------------------------------------------------------------------------------

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an a loss for the year ended March 31, 2002 in the amount of $1,139,529, and accumulated deficit at March 31, 2002 and 2001 in the amounts of $2,714,884 and $1,575,355, respectively. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 LIQUIDIX, INC.
                        (FORMERLY LEARNER'S WORLD, INC.)
                        (A SUBSIDIARY OF LIQUIDICS, INC.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                     NOTE 12
                                SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

CONSULTING AGREEMENTS

Subsequent to the balance sheet date, the Company entered into two consulting agreements. The agreements provide for the issuance of an aggregate of 300,000 shares of common stock.

In May, 2002, the Company entered into a five month consulting agreement in the amount of $170,000. The payment of the consulting fees was made in shares of common stock.

In addition, the Company entered into a consulting agreement with a related party. The agreement is for twelve months and payment is to be made through the issuance of 30,000 shares of common stock.

CONVERTIBLE DEBT

In May, 2002, the Company issued a convertible note payable in the amount of $300,000. The convertible note payable accrues interest at eight percent (8%) per annum and matures May 9, 2004. The note is convertible into shares of common stock at sixty percent (60%) of the trading price prior to the conversion, or $0.73 per share, whichever is lower. The Company issued 753,000 common stock warrants with the convertible note payable. The warrants have an exercise price of the lesser of $0.73 or sixty percent (60%) of the trading price prior to the conversion and a term of five (5) years.

Pursuant to the convertible debt agreement, the Company is preparing to file on Form SB-2 a registration statement with the Securities and Exchange Commission, registering 8,839,333 shares of common stock.

Concurrent with the filing of the Form SB-2, the Company is to enter into a convertible note payable in the amount of $250,000. The terms of the agreement include the conversion of the debt into shares of common stock at the lesser of sixty percent (60%) of the trading price prior to conversion or $0.73.

The Registration Statement will register two hundred percent (200%) of the shares of common stock needed should the aggregate of $550,000 of convertible debt be converted.

TREASURY STOCK

Subsequent to March 31, 2002, Liquidics, Inc. returned to the Company 16,647,309 shares of common stock, which are being held in treasury.

MINORITY INTEREST

The Company has a ninety-three percent (93%) owned Subsidiary, Advanced Fluid System, Limited ("AFS, Ltd."). Subsequent to March 31, 2002, Liquidix, Inc. offered the 7% minority shareholders shares of Liquidix, Inc. in exchange for their shares in AFS, Ltd. During May and June 2002, 221,520 shares (or 5%) of AFS, Ltd. stock were exchanged for 154,719 shares of Liquidix, Inc. common stock, which are being held in treasury.

                 Part II. Information Not Required In Prospectus

               Item 24. Indemnification of Directors and Officers.

         Liquidix' Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of Liquidix shall not be personally liable to Liquidix or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of Liquidix' Articles of Incorporation, as amended, is to eliminate the right of Liquidix and its shareholders (through shareholders' derivative suits on behalf of Liquidix) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Liquidix believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              Item 25. Other Expenses of Issuance and Distribution.

         The follow table sets forth the estimated costs and expenses incurred by the selling security holders in connection with this Offering.

         SEC Registration Fee                              $   118.00
         Legal Fees and Expenses                           $20,000.00
         Accounting Fees and Expenses                      $10,000.00
         Printing Expenses                                 $ 3,000.00
         TOTAL(1)                                          $33,118.00

         (1) Except for the SEC registration fee, all fees and expenses are estimates.

                Item 26. Recent Sales of Unregistered Securities.

         The securities described below represents certain securities of Liquidix sold by Liquidix that were not registered under the Securities Act, all of which were issued by Liquidix pursuant to exemptions under the Securities Act. Underwriters were involved in none of these transactions. In each case, the securities were sold to accredited investors, as determined by an investor questionnaire executed in conjunction with the respective subscription agreements.

         On August 1, 2000, the Company issued 271,000 shares of common stock for services valued at $1,300. The Company relied on Section 4(2) of the Securities Act of 1993, as amended (the "Act") as the basis of exemption from registration.

         On September 1, 2000, the Company granted an option to purchase 250,000 shares of common stock at an exercise price of $0.20 per share. The option was exercised immediately and the Company issued 250,000 shares of common stock for $50,000. The Company relied on Section 4(2) of the Act as the basis of exemption from registration.

         On September 26, 2001 (the "Effective Date"), pursuant to a Stock Purchase Agreement and Share Exchange between Learners World, Inc. ("Learners World"), a Florida corporation and Liquidics, Inc. ("Liquidics") a Nevada corporation, Learners World acquired all of the shares of Advanced Fluid Systems, Inc. ("Advanced Fluid") from Liquidics. Pursuant to the terms of the Agreement, Liquidics sold Advanced Fluid to Learners World and paid $400,000 to Learners World in consideration for the issuance of 27,000,000 Learners World shares to the Liquidics shareholders. Pursuant to the Agreement, Advanced Fluid became a wholly owned subsidiary of the Company. The Company relied on Section 4(2) of the Act as the basis of exemption from registration.

         On October 1, 2001, the Company issued 2,300,000 shares of common stock to Robert Esposito as consideration for consulting services valued at $305,500. The Company relied on Section 4(2) of the Act as the basis of exemption from registration.

         On May 15, 2002, the Company issued 30,000 shares of common stock to James D. Ray as consideration for consulting services valued at $36,600. The Company relied on Section 4(2) of the Act as the basis of exemption from registration.

         On May 30, 2002, the Company issued 170,000 shares of common stock to Joshua Fall as consideration for consulting services valued at $170,000. The Company relied on Section 4(2) of the Act as the basis of exemption from registration.

         On June 18, 2002, the Company issued 75,000 shares of common stock to Marco Carnovale as consideration for consulting services valued at $45,000. The Company relied on Section 4(2) of the Act as the basis of exemption from registration.

         The Company entered into a convertible note purchase agreement with Kazi Management VI, Inc. in which the Company agreed to sell a $300,000 8% Convertible Note (the "Note"). The Note is convertible into shares of the Company's common stock under certain circumstances. The maximum share of the Company that the Subscriber may own after conversion at any given time is 4.99%. In connection with the issuance of the Note, the Company issued a warrant to purchase 753,000 shares of common stock to the investor. All of the foregoing securities were issued in reliance on Section 4(2) of the Securities Act of 1933 to accredited investors.

         The Company entered into a convertible note purchase agreement with Kazi Management VI, Inc. in which the Company agreed to sell a $200,000 8% Convertible Note (the "Note"). The Note is convertible into shares of the Company's common stock under certain circumstances. The maximum share of the Company that the Subscriber may own after conversion at any given time is 4.99%. All of the foregoing securities were issued in reliance on Section 4(2) of the Securities Act of 1933 to accredited investors.

                               Item 27. Exhibits.

----------------- --------------------------------------------------------------
  Exhibit No.     DESCRIPTION
----------------- --------------------------------------------------------------
2.01(1)           Stock Purchase Agreement and Share Exchange by and between
                  Learner's World, Inc. and Liquidics, Inc.
3.01(2)           Certificate of Incorporation
3.02(2)           Amendment to the Certificate of Incorporation
3.03(2)           Amendment to the Certificate of Incorporation
3.04(2)           Bylaws
4.01(3)           $300,000 8% Convertible Note Issued to Kazi Management VI,
                  Inc.
4.02(3)           Subscription Agreement entered by and between Liquidix, Inc.
                  and Kazi Management VI, Inc.
4.03(3)           Common Stock Purchase Warrant Issued to Kazi Management VI,
                  Inc.
4.04(3)           Security Agreement entered by and between Liquidix, Inc. and
                  Kazi Management VI, Inc.
4.05              $250,000 8% Convertible Note Issued to Kazi Management VI,
                  Inc.
4.06              Subscription Agreement entered by and between Liquidix, Inc.
                  and Kazi Management VI, Inc.
5.01              Opinion of Sichenzia Ross Friedman Ference LLP
21.01             Subsidiaries of Company
23.01             Consent of Semple & Cooper
23.02             Consent of Sichenzia Ross Friedman Ference LLP (contained in opinion filed as Exhibit 5.01)

-----------------

1) Previously filed as exhibit to the Registrant's Form 8-K filed October 10, 2001 (SEC File Number 333-69686).

2) Previously filed as exhibit to the Registrant's Form 10-SB filed December 15, 1999 (SEC File Number 000-28513).

3) Incorporated by reference to the Registrant's Form SB-2 filed July 19, 2002. (SEC File Number 333-96815)

                             Item 28. Undertakings.

         The undersigned registrant hereby undertakes to:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation >From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Hills, State of Arizona on October 2, 2002.

                                               LIQUIDIX, INC.


                                               By: /s/ PERRY E. BARKER
                                                   ---------------------------
                                                   Perry E. Barker, President,




         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

 SIGNATURE                        CAPACITY                              DATE
 ---------                        ---------                             ----


/s/ PERRY E. BARKER        President and Chairman                October 2, 2002
-------------------        of the Board (principal
Perry E. Barker            executive officer)


/s/ JENELLE A. RAY         Vice President, Secretary,            October 2, 2002
------------------         Treasurer and Director (principal
Jenelle A. Ray             accounting officer)


/s/ DOUGLAS A. BROOKS      Vice President and Director           October 2, 2002
---------------------
Douglas A. Brooks

/s/ HAROLD DAVIS           Director                              October 2, 2002
----------------
Harold Davis